Exhibit 3.1

AMENDMENT TO THE BYLAWS OF THE GREENBRIER COMPANIES, INC.

The first sentence of Article III, Section 1 of the Bylaws is amended as follows:

The number of Directors which shall constitute the whole of the Board of Directors shall be fixed at no less than three and no more than ~~eleven~~ twelve.